                                                                     Exhibit 3.2

                        CERTIFICATE OF DIVISION OF SHARES
                          INTO SMALLER DENOMINATIONS OF
                          SIERRA HEALTH SERVICES, INC.

Anthony M. Marlon, M.D. hereby certifies that:

1. He is the President of SIERRA  HEALTH  SERVICES,  INC., a Nevada  corporation
(the "Corporation").

2. The amount of the total  authorized  capital stock of the  Corporation is Two
Hundred  Ten  Thousand   Dollars   ($210,000)   consisting  of  twenty   million
(20,000,000) shares of common stock of the par value of One Cent ($.01) each and one million  (1,000,000)  shares of preferred stock of the par value of One Cent
($.01) each.

3.  Pursuant to a Unanimous  Written  Consent of the Board of  Directors  of the
Corporation  dated as of  October  28,  1992 and  Section  78.207 of the  Nevada
Revised  Statutes,  the Board of  Directors  adopted  resolutions  dividing  the
20,000,000  shares of the Common Stock, par value $.01 per share,  authorized to be issued by the Articles of Incorporation,  as amended, of the Corporation into
40,000,000  shares of Common Stock having a par value of $.005 per share without changing the total authorized capital from $210,000 as set forth in the Articles of Incorporation,  as amended, of the Corporation, such division to be effective upon the filing of this  Certificate with the Secretary of State of the State of
Nevada.

4. This  Certificate  is rendered  pursuant to Nevada Revised  Statutes  Section
78.207.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of the date set forth below.

Date: November 11, 1992

                                                    -----------------------
                                                    ANTHONY M. MARLON, M.D.

State of Nevada

County of Clark

     On this 11th day of November, 1992, personally appeared before me, a Notary
Public,  ANTHONY M.  MARLON,  M.D.,  personally  known or proved to me to be the person whose name is subscribed to the above instrument who acknowledged that he executed the instrument.

     Witness my hand and official seal.

     --------------------------------
     Notary Public
     in and for the aforesaid
     County and State